Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

GenFlat Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	457(o)	3,136,364	$6.00	$18,818,184.00	0.0001381	$2,598.79
Fees to be Paid	Equity	Underwriter's Warrants	(2)	Other				0.0001381	0.00
Fees to be Paid	Equity	Shares of common stock issuable upon exercise of the Underwriters Warrants	(3)	Other	156,819	$6.90	$1,082,051.00	0.0001381	$149.44

Total Offering Amounts:							$19,900,235.00		2,748.23
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,748.23

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Offering Note(s)

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents 2,727,273 shares of common stock offered by us pursuant to this offering and 409,091 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

Estimated in accordance with Rule 457(o) of the Securities Act.

(2)	See Footnote 1 No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(3)	See Footnote 1

The Underwriter’s Warrants are exercisable into a number of shares of common stock equal to 5% of the total number of shares of common stock sold in this offering, at an exercise price equal to 115% of the public offering price to the public.